Exhibit 14.1

CODE of
ETHICS and
CONDUCT

THE NEIMAN MARCUS GROUP, INC.

CONTENTS

A LETTER TO EMPLOYEES OF THE NEIMAN MARCUS GROUP, INC.

THE CODE

CONSEQUENCES OF NON-COMPLIANCE
DUTY TO REPORT

COMPLIANCE WITH LAWS AND RELATED POLICIES

GENERAL OBLIGATION TO DEAL FAIRLY
ANTITRUST LAWS
INSIDER TRADING
EMPLOYMENT LAWS
Equal Employment Opportunity
Sexual Harassment
Reporting Discrimination and Harassment
Safety and Health
Americans with Disabilities Act
CONTRACTING WITH OTHER PARTIES
Entering Agreements
Terminating Agreements
PRODUCT SAFETY
Flammability Standards
Children’s Toys
Food and Cosmetic Products
Potentially Hazardous Products
INTELLECTUAL PROPERTY
Copyright Compliance
Trademark Protection
Trade Secrets and proprietary and Confidential Information
INTERNATIONAL BUSINESS
The Foreign Corrupt Practices Act
Import and Customs Controls
Export Controls
Antiboycott Laws
U.S. Embargoes
POLITICAL ACTIVITES AND CONTRIBUTIONS
IMPROPER OR UNRECORDED PAYMENTS; EXCESSIVE GIFTS
FALSE STATEMENTS AND SCHEMES TO DEFRAUD
THEFT OR MISUSE OF COMPANY PROPERTY
WIRETAPPING, EAVESDROPPING AND TAPE RECORDING
RESPONDING TO INQUIRIES FROM THIRD PARTIES
Requests by Attorneys and Government Agents
Requests for Inspections of Premises
Contacts with the Media and the Financial Community

ADVERTISING
RECORD KEEPING
Preparation of Records
Retention of Records
E-MAIL, VOICE MAIL AND THE INTERNET
Appropriate Use
Privacy
Creation and Retention of Messages
CONFLICTS OF INTEREST
Gifts
Entertainment
DRUG AND ALCOHOL USE AND TESTING
ENVIRONMENTAL COMPLIANCE

IMPLEMENTATION OF THE CODE

THE COMPLIANCE COMMITTEE
DISSEMINATION OF INFORMATION
TRAINING AND EDUCATION
DISCIPLINE FOR VIOLATIONS
INVESTIGATIONS AND RESPONDING TO ALLEGATIONS OF VIOLATIONS
RETENTION OF OUTSIDE LEGAL COUNSEL

A LETTER TO EMPLOYEES OF THE NEIMAN MARCUS GROUP, INC.

We are writing to tell you about the Neiman Marcus Group, Inc.’s (“NMG” or the “Company”) Code of Ethics and Conduct (“Code”) and how it applies to you.  We also want to remind you of certain fundamental ethical principles that guide how we conduct our business.

One unwavering rule lies at the core of NMG’s business philosophy: We conduct our businesses in strict compliance with both the letter and the spirit of the law, and with a scrupulous commitment to the highest standards of business and personal ethics. Our policies and standards of conduct reflect these basic principles, but words alone cannot create a moral conscience or guarantee adherence to these standards. Each employee plays an important part in setting these high standards, and each of us shares responsibility for maintaining them.

Through its operating units, NMG does business in many communities throughout the United States. All employees are ambassadors of the Company, whose conduct, both within and outside their employment context, has a direct and significant impact on the Company’s business and reputation. The Company’s objective is to be respectful and tolerant of different values and customs and to be a model corporate citizen in all of the communities in which we do business. It expects no less of each employee.

This is not just bureaucratic talk.  We mean it.  As part of our compliance efforts, we have implemented a program to ensure that all employees have a clear understanding of their legal and ethical responsibilities, have access to management in order to obtain guidance when difficult questions arise, and have a full and fair opportunity to advise the Company if they feel illegal or unethical actions have been or will be taken by other employees of the Company or parties with whom the Company does or seeks to do business. The Company supports the efforts of employees who in good faith communicate violations or suspected violations of the Code, and will not tolerate any form of retaliation against individuals who in good faith report possible misconduct, even if upon investigation their suspicions prove to be unwarranted.

The Company is committed to a comprehensive compliance program that includes many elements. The Code reiterates and emphasizes the Company’s long-standing policies on matters such as antitrust, insider trading and equal employment opportunities, and sets forth procedures to ensure compliance with the Code. Educational programs enable each employee to recognize and to respond appropriately to legal and ethical issues that may arise. The Compliance Committee, headed by Tony Bangs, the Company’s General Counsel, oversees the training and compliance program. As part of its responsibilities, the Compliance Committee, in consultation with senior management of each of our operating units, has appointed Compliance Officers within these units to whom questions and reports of violations may be addressed. Employees may discuss matters with whomever they feel most comfortable: their supervisor, a member of the Compliance Committee, their Compliance Officer or any lawyer in the Company’s Legal Department.

We need your help.  While we realize that the length of the Code may seem somewhat overwhelming, much of it is intuitive, and the compliance program is intended to protect both the Company and you as a valuable contributor to the success of our many diverse businesses. We have the highest regard for our employees, and we understand that NMG can be successful only if it has motivated, dedicated and responsible employees who treat each other, as well as those with whom we do business or seek to do business, with respect and integrity.  We ask you to read the Code carefully to ensure that you understand the important legal and ethical responsibilities that we all share, as well as the consequences for noncompliance.  Each employee will be required to certify that he or she understands the Code and will abide by

it.  We must rely on each employee’s good judgement and recognition that only employees who abide by the Code and the Company’s policies have a place with us. Working together, we can take personal pride in being part of an organization that is second to none in its pursuit of excellence through commitment to the highest legal and ethical values.

Richard A. Smith	Brian J. Knez	Robert A. Smith	Burton M. Tansky
Chairman of the Board	Vice-Chairman	Vice-Chairman	President and
Chief Executive Officer

1

THE CODE

The Code contains a great deal of information that is important to you as an employee of the Company.  While you are expected to read the Code in its entirety and sign the Certification From, the Code’s primary purpose is to serve as a guide for you as situations arise.  Keep in mind the general contents of the Code, refer to it periodically to refresh your memory, and ensure that your conduct is in compliance with applicable laws and Company policies.  For purposes of this Code, (i) all references to the employees of The Neiman Marcus Group, Inc. or the “Company” shall also include all employees of Neiman Marcus Stores, Neiman Marcus Direct, Neiman Marcus Online, Bergdorf Goodman, Inc., Bergdorf Graphics, Inc., Kate Spade LLP, Gurwitch Products, L.L.C., Horchow, and Chef’s Catalog, and (ii) all references to employees shall specifically include but shall not be limited to the officers and directors of the Company and its subsidiaries.

CONSEQUENCES OF NON-COMPLIANCE

The Company’s activities and those of its employees and others acting on behalf of the Company must always be ethical and in full compliance with applicable laws, regulations, policies, and the Code. Because the Company feels so strongly about maintaining the highest level of business ethics, the Code establishes standards of conduct which, in some instances, go beyond the minimum requirements of the law. Failure to comply with the Code can have severe consequences for both the individuals involved and for the Company. Employees who violate the Code may be subject to disciplinary action up to and including termination of employment. In addition, supervisors who disregard or should have reasonably detected and reported a violation of the Code may be disciplined. Of course, an employee suspected of such a violation will be given an opportunity to explain his or her actions before any disciplinary action is taken.

Employees who violate the Code also may have violated the law. Accordingly, such employees may be subject to prosecution, imprisonment or fines, and may have an obligation to reimburse the Company, the government or any other person or entity for any losses or damages resulting from such violations. Additionally, the Company may be subject to prosecution and/or significant fines for the improper conduct of its employees.

DUTY TO REPORT

Employees must report violations or suspected violations of the Code, or of any laws applicable to the Company’s business, to their supervisor, any attorney in the Legal Department, their designated Compliance Officer, the Compliance Committee, or Associate Relations. Employees also should seek guidance before engaging in conduct they believe may violate the Code. Contact information for the Compliance Committee members, Compliance Officers, and attorneys in the Legal Department is available in the attached Appendices. Supervisors and Compliance Officers should respond to inquiries and/or notify and seek advice from the Compliance Committee or from an attorney in the Legal Department. Supervisors and Compliance Officers who learn of any matter that might expose the Company to potential liability must immediately report it to the Compliance Committee. Any employee who believes the supervisor to whom he or she has reported a violation or suspected violation has not taken appropriate action should promptly contact his or her designated Compliance Officer, the Legal Department or the Compliance Committee directly.

The Company will not retaliate against anyone who in good faith reports a violation or suspected violation of the Code.  On the contrary, the Company welcomes and appreciates efforts on the part of its employees to communicate possible wrongdoing to the Compliance Committee.  Any employee responsible for reprisals against coworkers or subordinates for reporting in good faith known or suspected violations will be subject to disciplinary action.  On the other hand, any employee who submits a report that the employee knows or suspects may be false will be subject to disciplinary action.

While the Company will not retaliate against an employee because of his or her good faith report of a suspected violation of the Code, an employee who reports a violation or suspected violation of the Code may still be disciplined for misconduct or for any unrelated reasons. In other words, an employee is not exempt from disciplinary action simply because he or she has made a report under the Code. For example, an employee who makes a good faith report of a violation of the Code and who is on probation due to unsatisfactory job performance may still be disciplined based on his or her job performance.

The Company prefers that employees identify themselves when reporting violations or suspected violations because this will better enable the Compliance Committee to investigate the alleged wrongdoing. However, the Company recognizes that in some cases employees may feel it desirable to remain anonymous. The Compliance Committee will investigate anonymous reports, but requests that such reports be described in as much detail as possible with regard to the alleged misconduct, the individuals involved, and the basis for the allegations so that a thorough investigation can be conducted.

COMPLIANCE WITH LAWS AND RELATED POLICIES

Certain laws, policies and ethical principles that are of particular importance to the Company are described below. In addition to the Code, the Company periodically distributes more detailed guidelines regarding compliance with individual policies and laws to employees for whom such guidelines are particularly relevant. Employees are bound by such guidelines and should retain a copy for their reference.

GENERAL OBLIGATION TO DEAL FAIRLY

Employees shall endeavor to deal fairly with the Company’s customers, suppliers, competitors, and other employees. No employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

ANTITRUST LAWS

Employees are prohibited from making any agreements with competitors in restraint of trade, and shall not engage in price fixing, resale price maintenance, unlawful boycotts, price discrimination or other acts that violate applicable antitrust and trade practice laws.

Federal and state antitrust laws are intended to preserve and to promote fair and open competition, which lies at the foundation of a free enterprise system. While the Company should compete aggressively and creatively, its commitment is to compete in strict compliance with the letter and spirit of all antitrust and trade practice laws. These laws generally forbid agreements or joint actions between competitors regarding prices, product or territory allocations, customers or suppliers, agreements or joint actions between a supplier and a customer that restrain or tend to reduce competition, and any conduct of a single firm that is intended to illegally establish or maintain a dominant market position or monopoly. Associations, joint ventures or mergers with actual or potential competitors pose special problems that need to be analyzed with particular care and must be approved in advance by the Legal Department.

Under antitrust laws, unlawful agreements need not take the form of a written contract or consist of express commitments or mutual assurances. Courts can – and do – infer agreements based on informal discussions or the exchange of information between competitors from which pricing or other collusion could result.  Any communication with a competitor’s representative, no matter how innocuous it may seem at the time, may later be subject to antitrust scrutiny and form the basis for accusations of improper or illegal conduct.  Employees must conduct all relations with competitors and other third parties, including social activities, as if they were completely in the public view, as those relations may be subject to probing examination and unfavorable interpretation.

For example, trade association meetings and other industry gatherings typically serve perfectly legitimate and worthwhile purposes. However, these meetings also provide an opportunity for unlawful communications to occur because they bring together competitors who share common business interests and problems. Informal gatherings outside official trade association meetings are particularly risky from an antitrust perspective.

Antitrust laws that involve prices and pricing procedures pose particular risks for the Company and its employees. Employees must always make independent pricing decisions that are in the Company’s best interest and are based on factors such as value to the customer, costs and competitive pressure in the marketplace. Employees must not communicate either directly or indirectly with competitors concerning sensitive information such as prices charged, sale dates or percentages, business or marketing strategies, profit margins or credit and billing practices. To avoid any appearance of indirect communications with competitors, vendors and distributors should be discouraged from sharing with the Company any sensitive information concerning other retailers or from disclosing information about the Company to others.

Employees also must not reach agreements with vendors or distributors regarding the price at which products will be resold. Although a manufacturer may suggest retail prices and markdown dates and percentages, any agreement with a vendor requiring the Company to adhere to a retail price or to change the Company’s prices is illegal resale price maintenance.

Finally, vendors and distributors must not discriminate in the prices, terms of sale or advertising or promotional programs and allowances they provide to competing retailers. While it is not the Company’s obligation to ensure that such vendors and distributors do not discriminate against other retailers, employees must not induce or knowingly receive unlawful preferences in price, terms or promotional allowances or services compared with competitors who purchase similar products from the seller. Thus, while employees are encouraged to negotiate the best possible prices, terms, and cooperative advertising arrangements, they must not affirmatively seek terms that are better than those offered to competing retailers.

In addition to price fixing, resale price maintenance, and price discrimination, antitrust laws prohibit other noncompetitive activities including: predatory pricing (i.e., selling below cost); group boycotts; allocation of customers, territories, products or services; unlawful tying of separate products; certain exclusivity agreements; monopolization; unlawful termination of dealers, suppliers or distributors; and, under certain circumstances, attempts to engage in many of these types of activities. Moreover, antitrust laws generally prohibit any unfair or deceptive trade practices or methods of competition, including misleading advertising, disparaging a competitor’s products or services, harassing a competitor and stealing trade secrets or confidential business information.

The above description does not exhaust the reach of all antitrust laws. It does demonstrate, however, that antitrust laws, which attempt to ensure that superior market position is achieved only by superior products and performance, affect nearly every business decision made by employees on the Company’s behalf. The costs and consequences of an antitrust investigation or litigation can be serious for individual employees, as well as for the Company itself, even if the employees and the Company are ultimately vindicated. Individual violators of antitrust laws can be imprisoned for up to three (3) years and fined in excess of $350,000 per violation. Corporations that violate antitrust laws can be subject to criminal penalties in excess of $10 million per violation. In addition, companies can be subject to treble damage awards in civil lawsuits.

INSIDER TRADING

Employees shall not trade securities of the Company or other firms based on material non-public information.  Employees also shall not provide such non-public information to individuals outside the Company.

It is a cornerstone of federal securities laws that a purchaser and seller of securities should be on as equal footing as is possible with respect to information regarding the issuer of the securities being traded. Consequently, federal securities laws forbid the purchase or sale of a security based upon “inside” information unavailable to the other party. Federal securities laws also prohibit employers, directors, officers and employees from knowingly or recklessly failing to take steps to prevent the trading on, or tipping of, inside information by those whom they directly or indirectly control.

The consequences of insider trading can be severe. Employees who trade on inside information, or tip information to others, are subject to civil penalties of up to three (3) times the profit gained or loss avoided, criminal fines of up to $1 million, and incarceration of up to ten (10) years. If the Company or supervisory personnel fail to take appropriate steps to prevent insider trading by employees, they are subject to civil penalties up to the greater of $1 million or three (3) times the profit gained or loss avoided as a result of the employee’s violation, as well as criminal penalties of up to $100 million.

Employees who know material information which has not been publicly disclosed, and which concerns the financial condition, earnings or business of the Company, or any important development in which the Company is or may be involved, shall not buy or sell shares of stock or other securities of the Company (or puts, calls, options or other rights to buy or sell such securities) until a reasonable time after public disclosure of such inside information. Employees also shall not disclose such inside information to individuals not employed by the Company until a reasonable time after the Company publicly discloses the information. In addition, employees are never to advise others to buy or sell securities of the Company. These same rules also apply to the use of material nonpublic information about other companies.

What is “material”?  Any fact which may affect the price of the securities and/or which a reasonable investor would consider important in deciding whether to purchase or sell shares of stock or other securities of the Company is generally considered material. Examples of what may be considered to be material information include: financial results or forecasts; a significant proposed acquisition or disposition of a business; hiring, firing or resignation of a Director or Officer of the Company; a stock split or change in dividend; significant litigation; or changes in customary earnings and earnings trends.

What constitutes public disclosure?  Information effectively is disclosed to the public if it is contained in an annual or quarterly report to stockholders, a press release issued by the Company, or in public filings with securities regulatory authorities.

What is a reasonable period of time after which purchases and sales can be made?  Essentially, the investing public must have had time to digest and analyze the information which has been disclosed. For information disclosed through a press release, a good rule of thumb is that purchases and sales can be made beginning two (2) business days after the release. For information disclosed in a report mailed to stockholders, purchases and sales should not be made until one (1) week after the date of mailing.

The purpose of this discussion is not to present an exhaustive statement of the law with respect to the use of inside information, but to advise you of legal considerations whenever you either purchase or sell shares of stock or other securities of the Company or talk about Company matters to outsiders. Only the CEO, CFO and individuals specifically designated by them are authorized to discuss Company affairs with securities analysts, members of the press, or other persons who do not have a direct relationship with the Company.

Employees should be aware that discussing the affairs and prospects of the Company could lead to serious legal liability. Employees should take care not to have conversations concerning confidential matters in public areas where they can be overheard or intercepted, such as on an airplane, in an elevator, on a public telephone or on a cellular telephone. Similarly, employees should secure confidential documents and not leave them where they can be read by a casual observer.

EMPLOYMENT LAWS

Employees must comply with all labor and employment laws.  Employees shall also promote the Company’s goals of ensuring equal treatment in connection with the recruitment, hiring, placement, training, compensation, benefits, education and development, transfer, promotion, demotion, discipline and termination of employees and providing a safe and healthy workplace that is free of sexual harassment or other types of illegal harassment or misconduct.

EQUAL EMPLOYMENT OPPORTUNITY

The Company is an equal employment opportunity employer. The Company’s policy is to deal with each employee and each job applicant without regard to race, religion, national origin, gender, sexual orientation, age, disability or any other category protected by law. Consistent with this policy, the Company will not tolerate harassment of or by its employees, customers, or other third parties based upon any of these protected classes.

Employees must refrain from any act that is designed to cause or that does cause unlawful employment discrimination or harassment. This includes decisions concerning advertising, recruiting, hiring, placement, training, compensation, benefits, education and development, transfer, promotion, demotion, discipline, or termination.

In addition to ensuring compliance with the law, the Company believes that its commitment to developing and respecting a diverse workforce empowers employees to achieve their full potential and helps to foster teamwork toward meeting the Company’s business objectives. Consistent with this commitment, employees must treat each other with dignity and respect for one another’s cultures, lifestyles and uniqueness.

SEXUAL HARASSMENT

The Company prohibits sexual harassment of an employee by another person.  All employees, male and female, have the right to work in an environment that is free of sexual harassment.  Sexual harassment is a form of misconduct that undermines the integrity of the employment relationship, and no employee should be subjected to unwelcome sexual conduct by a co-worker, a contractor, a customer, a supplier, or any other third party.

Sexual harassment does not refer to occasional compliments of a socially acceptable nature. It refers to conduct of a sexual nature, whether verbal, physical, or visual, that is unwelcome and creates a work environment that is hostile, offensive or coercive. While sexual harassment is not easy to define, it may include: unwelcome sexual jokes, language, epithets, advances or propositions; unwelcome touching, leering, whistling, or suggestive, insulting or obscene comments or gestures; demands for sexual favors in exchange for favorable reviews, assignments, promotions, or continued employment; questions about sexual conduct or practices; unwelcome comments about an individual’s body or sexual activity; and the display of sexually suggestive objects, pictures, posters or drawings.

The Company has no desire to interfere with consensual relationships between co-workers, however, individuals may be or may appear to be improperly influenced by the existence of a personal relationship. Therefore, situations where one of the parties in such a relationship supervises or evaluates the other must be disclosed. The Company reserves the right to take appropriate action to avoid potential problems including, but not limited to, changing the reporting relationship between the parties involved.

REPORTING DISCRIMINATION AND HARASSMENT

An employee who believes he or she has been subjected to or who becomes aware of a situation involving discrimination or harassment based on any category protected by law, as described above, is encouraged to immediately notify either their supervisor, the Human Resources Department, Associate Relations, his or her designated Compliance Officer, the Compliance Committee, or the Legal Department. Any manager or executive to whom discrimination or harassment is reported must immediately forward that information to the Human Resources Department for investigation. The Company will promptly and thoroughly investigate all complaints of discrimination or harassment. If the allegations of employee misconduct are substantiated, disciplinary action ranging from counseling to termination of employment will be taken, commensurate with the factual circumstances and seriousness of the offense. If the allegations relate to the inappropriate conduct of a contractor, customer, supplier or other third party, the Company will take appropriate steps to eliminate the problem if the claims are substantiated.

A complaint of discrimination or harassment, the investigation of it, and any corrective action taken will be treated with as much confidentiality as possible. In addition, the Company will not permit retaliation of any kind against any employee who makes a good faith complaint of discrimination or harassment or who assists in an investigation of a complaint. The Company will take corrective action against any employee who retaliates against another. Any instance of retaliation should be reported immediately.

The Company will not tolerate false accusations of discrimination or harassment made either maliciously or recklessly. In such cases, the accuser will be subject to disciplinary action commensurate with the factual circumstances and seriousness of the matter.

SAFETY AND HEALTH

The Company is committed to complying with all applicable occupational safety and health laws and standards, eliminating recognized hazards from the workplace, and providing its employees with a safe and healthy work environment.

Employees must conduct themselves in accordance with all applicable federal, state and local health and safety laws, and report any unsafe conditions, hazards, broken equipment or machinery, and injuries or accidents to their supervisor, their designated Compliance Officer, or to the Compliance Committee. In certain situations, criminal liability may be imposed on the Company and its managers for failure to notify employees of potential dangers in the workplace.

To ensure that all employees are provided with a healthy work environment, employees who contract diseases that are dangerous and easily communicable to co-workers must notify their supervisor, their Human Resources Department, their designated Compliance Officer, or the Compliance Committee.

AMERICANS WITH DISABILITIES ACT

The Americans with Disabilities Act (“ADA”) is intended to protect individuals with qualified disabilities against discrimination in employment and in the provision of services to the public. The ADA’s purpose is to provide such disabled individuals with the opportunity to compete for jobs and to participate in public services and activities on an equal basis with other individuals.

The Company is committed to compliance with the ADA.

As noted in the discussion of equal employment opportunities, and consistent with the ADA, the Company prohibits discrimination on the basis of an applicant’s or employee’s qualified disability. In addition, the Company is obligated to ensure the accessibility of its stores to individuals with qualified disabilities under the ADA.

CONTRACTING WITH OTHER PARTIES

ENTERING AGREEMENTS

Employees are not to sign any agreements on behalf of the Company or any of its subsidiaries without the approval of the Legal Department, except where the agreement is an unmodified Company form that the Legal Department has approved in advance; or where the agreement is on a commonly printed form and related to commercial travel, car rental, shipment of goods, magazine subscriptions or any other purely routine matter that common sense dictates may be transacted without legal review. The reason for this broad requirement is that even an agreement involving relatively minor amounts of money may contain inappropriate indemnification obligations or other contractual burdens, or raise troublesome antitrust issues or other legal concerns.

The term “agreement” refers to letters of intent, offer letters, and exchanges of correspondence involving the express or implied acceptance of an offer, as well as to formal contracts.  It is the Company’s policy to formalize all agreements in writing; exceptions to this rule may be made under certain circumstances, but only with the Legal Department’s prior approval.  Every new agreement must be approved by the Legal Department unless an identical form agreement has been previously approved.

Unless it is inappropriate under the circumstances, the Company, and not the other contracting party, should take the initiative in preparing agreements. To this end, the Legal Department should be conferred with at the earliest opportunity, even at the earliest stages of negotiation, so that it may function in a timely manner to anticipate legal problems and to work constructively with management personnel rather than having to react later under unnecessary time constraints.

TERMINATING AGREEMENTS

Periodically, the Company may wish to terminate an agreement before it is due to expire. Sometimes the Company has the right to take this action unilaterally; at other times, termination must be by consent of both parties. In either event, because it can give rise to certain liabilities that may not be readily apparent, termination of an agreement is as critical as execution of an agreement. Therefore, no agreement shall be terminated (before the agreement would normally expire by its terms) by anyone on behalf of the Company or any of its subsidiaries without the Legal Department’s prior approval.

PRODUCT SAFETY

The Company is committed to complying with all applicable product safety laws and regulations.  Although the Company’s vendors or ultimately responsible for ensuring the safety and usability of their products, the Company must take steps to ensure that their products indeed satisfy applicable legal requirements.  Such steps protect the Company’s reputation and customer relationships, and limit the risk of potential legal liability.

While not an exhaustive list, some of the most pertinent requirements to ensure product safety include:

FLAMMABILITY STANDARDS

Textiles used to manufacture clothing sold in the United States must meet required flammability standards. Commonly used fabrics subject to these standards include rayon, sheer fabrics and highly napped fabrics such as chenille, velour and cotton terry cloth. In addition, stricter standards apply for fabrics used in children’s sleepwear. Employees involved in buying apparel made from such fabrics are responsible for obtaining from vendors copies of test results indicating that the fabrics used in clothing sold to the Company meet the flammability standards. Alternatively, vendors may provide copies of applicable Continuing Guarantees of compliance filed by them with the Consumer Products Safety Commission.

CHILDREN’S TOYS

Toys and other children’s items that present potential choking or ingestion hazards must be properly labeled to identify that they are not intended for use by children under three (3) years of age. In addition, electrically operated toys or other electrical products intended for use by children must meet applicable regulations. Finally, the surfaces of toys and other items intended for use by children must not be coated with paint or other products containing lead.

FOOD AND COSMETIC PRODUCTS

It is illegal to adulterate or to misbrand meat, poultry, other food products, or cosmetics. Employees involved in buying these products must confirm with vendors that food and cosmetic items satisfy the applicable regulations. Employees must also ensure that food vendors adhere to nutritional labeling requirements. In addition, employees must obtain copies of Continuing Pure Food and Drug Guarantees filed by vendors with the Food and Drug Administration.

POTENTIALLY HAZARDOUS PRODUCTS

In addition to specific safety regulations, the law generally prohibits the sale of products that contain defects or could pose safety hazards to consumers. If an employee ever becomes aware that a product sold by the Company does not comply with applicable safety regulations or otherwise contains a defect that may pose a safety hazard to consumers, the employee must notify the Legal Department immediately.

INTELLECTUAL PROPERTY

Employees must use the Company’s copyrights, tradenames, patents, trademarks and trade secrets in a manner that will safeguard them as valuable assets of the Company, and employees must not misappropriate or infringe upon the trade secrets, trademarks, patents or copyrights works of others.

Federal and state laws govern the use of material and/or information which may be the subject of a trademark or copyright, or which may be treated as a trade secret. The Company owns and uses copyrights, trademarks and trade secrets. At times it also may have in its possession material that the Company has purchased or used pursuant to an agreement with a third party (such as merchandise, photographs or advertisements), which may be protected by copyright or trademark and/or may be a trade secret of another party. The Company’s use of these materials must be in accordance with the terms of any applicable agreement and must comply with the laws regulating the use of such materials.

COPYRIGHT COMPLIANCE

Federal copyright laws grant a copyright to the creator of any work of authorship, such as books, articles, magazines, drawings, computer software and photographs. Works created by employees in the course of their employment are owned exclusively by the Company. Copyright laws prohibit the unauthorized copying of copyrighted materials except under limited circumstances. A violation of this prohibition can subject both the employees involved and the Company to substantial civil and/or criminal penalties. Employees should direct any questions concerning exceptions to this prohibition to the Legal Department.

TRADEMARK PROTECTION

A trademark is a word, symbol, name, device or any combination of these things used to identify a product or line of products or services and to distinguish them from the products and services of other companies. The Company owns a number of trademarks which are well recognized by the public and are extremely valuable. Employees must be vigilant to protect the Company’s trademarks, to use the Company’s trademarks correctly, and to notify the Legal Department of any unauthorized use of the Company’s trademarks by a third party. Trademarks and tradenames must not be altered or modified in any manner without the approval of the Legal Department.

Similarly, the Company is committed to respecting the trademark rights of others, and to avoiding the use of trademarks confusingly similar to those of other companies. A claim of infringement may arise from the use of a word or design that sounds like or is visually similar to a third party’s trademark, particularly where there is similarity in product and/or in the packaging, concept or image of the product. Any questions regarding the use of certain words or designs should be directed to the Legal Department.

TRADE SECRETS AND PROPRIETARY AND CONFIDENTIAL INFORMATION

Trade secrets and proprietary and confidential information may consist of any formula, pattern, device or compilation of information (e.g., customer lists, business plans or projections) that the Company maintains in secrecy and uses to conduct its businesses or to gain competitive advantages. The Company has developed its own trade secrets and proprietary and confidential information, and often has access to the trade secrets and proprietary and confidential information of other parties with whom it does business.

Employees must not use trade secrets or proprietary or confidential information for their own purposes or disclose such information to unauthorized employees or third parties such as customers, clients or outside contractors without prior approval from the Legal Department. Employees also must not use trade secrets or proprietary or confidential information obtained from former employers or other third parties, such as suppliers or customers.

Immediately before or upon termination of employment, employees must return all property belonging to the Company, including any hard copy and computer files, customer lists, personal computer hardware and software, statistical analyses, product pricing and other business formulas and models, identification cards, and access cards. Employees must also not retain copies of any such property. To the extent permitted by law, the Company reserves the right to withhold any funds due to an employee until all such property has been returned.

Without proper authorization, employees may not use, distribute, modify, destroy or provide access to records, systems or data pertaining to the Company or its customers or suppliers.

Employees should direct any questions concerning whether information is a trade secret or is proprietary or confidential to the Legal Department and should not use or disclose any questionable information unless and until they are certain such use or disclosure is permitted.

Employees shall maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Employees shall not, at any time, either directly or indirectly, divulge, disclose or communicate to any person, firm, or corporation any confidential or non-public information concerning or relating to the business of the Company, including the names of any of its customers, the prices at which it sells its services, or any other information of, about, or concerning the Company or its manner of operation, strategies, practices, business plans, or any other information which may, if disclosed, be harmful to the Company or its customers, or be useful to its competitors. This obligation shall survive any termination of employment with the Company.

Further information concerning the use and disclosure of trade secrets and proprietary and confidential information is contained in the discussion of the Company’s insider trading policy.

INTERNATIONAL BUSINESS

Employees must strictly comply with all laws of each country in which they conduct business, and with all U.S. laws governing foreign operations.  Such laws include control laws, the Foreign Corrupt Practices Act and laws prohibiting cooperation with foreign boycotts or requiring adherence to State Department-mandated embargoes.  Employees also must be respectful and tolerant of the values and legally permissible customs of the communities and of the countries in which the Company does or seeks to do business.  Illegal activities are inexcusable, even if a particular community or country does not enforce certain laws, and therefore does not penalize or censure violators of those laws.

THE FOREIGN CORRUPT PRACTICES ACT

Employees or their agents shall not make payments or offers of payment to any foreign official, employee or agent of a foreign official, political party official or candidate for political office to induce that person to affect any governmental act or decision or to assist the Company in obtaining or retaining business. This policy applies to payments in the form of gifts as well as money, and includes the use of personal as well as Company funds.

While the law allows certain types of payments to foreign officials, including payments to “facilitate” routine government actions, determining what payments are permissible involves analysis of the foreign country’s laws and practices. The FCPA also requires the Company to maintain accurate books and records of all transactions. Violation of the FCPA is a felony that may expose both the Company and its employees to criminal prosecution, large fines and imprisonment. Therefore, either an employee’s designated Compliance Officer or the Compliance Committee must pre-approve any payment an employee believes is “facilitating” or otherwise exempt from the law.

IMPORT AND CUSTOMS CONTROLS

It is the express policy of the Company to comply fully with the laws of the United States and regulations of the United States Customs Service (“Customs”) and those of any other applicable Federal agencies relating to, or governing, the importation or exportation of goods and technology to and from the United States. This policy also applies with respect to the laws and regulations relating to international trade of any other country in which the Company does or seeks to do business. Accordingly, strict adherence to U.S. and foreign customs laws and regulations is required of every Company employee whose work causes, affects, or supports imports and exports.

United States customs and trade laws provide that all imported goods must enter the United States with the appropriate quota or export/import licenses, labels, markings, bills of lading, and commercial invoices. All goods must be adequately and correctly described and all payments and/or charges related to the importation must be disclosed to Customs. In addition, certain types of products (e.g., consumer products and textiles) are subject to special laws and regulations. All import transactions are subject to strict recordkeeping requirements by the various agencies having oversight of the goods and/or transactions. U.S. customs regulations require that records be retained for a period of five (5) years from the date of the transaction and may be subject to review by Customs.

Further, U.S. customs law and Company policy forbid the importation of goods produced by illegally employed underage workers, convicts or other forced labor. Also forbidden is the importation of transshipped goods, which are goods misrepresented on entry to the U.S. as the product of a second country in order to avoid additional duties or quantity limitations imposed on the country actually producing them. Consistent with this policy, the Company should ascertain that the factories engaged to produce goods are not on the Customs list of transshippers, and that they observe appropriate labor practices. Where on-site factory visits are made, Company employees should be alert to any indications of these prohibited activities and report them immediately to their Compliance Officer, the Compliance Committee or the Legal Department. Where possible, the Company should secure in writing a representation and warranty that the factory or factories contracted will not supply any goods to the Company where the originating country is not legally identified or which is produced by underage or involuntary labor.

Any questions concerning the legitimacy of any import or export transaction, and any violations or possible violations of U.S. customs laws or regulations that come to the attention of any employee must be brought immediately to the attention of the Compliance Committee or the Legal Department.

EXPORT CONTROLS

Under the Export Administration Regulations, the export of goods and services from the United States may require a specific export license from the Commerce Department. The same may apply to transshipment of U.S. origin goods from the country of original destination to a third country, and to exports of foreign made goods with U.S. content. Employees must consult with the Legal Department before exporting any goods.

ANTIBOYCOTT LAWS

Employees shall conduct the Company’s business in accordance with the U.S. antiboycott laws, which are designed to prevent businesses from cooperating with unsanctioned foreign boycotts of countries friendly to the United States. In general, antiboycott laws and regulations prohibit cooperation with a foreign boycott, whether by way of: (i) refusing to do business with another person; (ii) applying discriminatory employment practices; (iii) furnishing information on the race, religion, gender or national origin of any U.S. person; (iv) furnishing information concerning any person’s affiliations or business relationships with a boycotted country or any person believed to be restricted from doing business in the boycotting countries; or (v) utilizing letters of credit containing boycott provisions. As the Company is required to report boycott requests, employees must inform their designated Compliance Officer, the Compliance Committee, or the Legal Department of any such requests.

U.S. EMBARGOES

Employees shall conduct the Company’s business in accordance with the trade restrictions imposed under the International Emergency Economic Powers Act and the Trading With the Enemy Act. The prohibitions and restrictions imposed under these laws affect exports, imports, travel, currency transactions and assets and accounts with certain countries, whether directly or through third parties. Before doing business with a foreign country, employees must confirm that no trade restrictions are in effect with respect to that country.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Employees shall comply with all campaign finance and ethics laws, including those prohibiting the use of Company funds, assets, facilities, or services to support or oppose political parties or candidates or to reimburse employees who make donations to support or oppose political parties or candidates.

Employees who participate in the political process, express their personal views on legislative or political matters, engage in political activities, and/or make personal political contributions must conduct such activities on their own time and at their own personal expense, as campaign finance and ethics laws and Company policy generally prohibit the use of Company funds, assets, services or facilities on behalf of a political party or candidate. Unless authorized by the Company, employees who engage in such political activities or make any public political statements must avoid any references to their affiliation with the Company or any of its subsidiaries, and must make clear that they are acting personally and not for the Company. While there may be limited circumstances when it is legal for the Company to make political contributions, or to reimburse employees or individuals associated with the Company for political contributions, such contributions or reimbursements must not be made without prior approval from the Company’s General Counsel.

Various federal, state and local laws govern the conduct of persons who communicate with legislative or regulatory officials on behalf of the Company with the intent to persuade such officials to support the interests of the Company. Although such communications (often referred to as “lobbying”) are permitted, lobbyists may be subject to registration, reporting, and financial disclosure requirements. Employees must consult with the Legal Department prior to engaging in any lobbying activity.

As further discussed in the next section regarding improper payments and excessive gifts, it is generally illegal to offer or give any gift (including meals or entertainment) to any government or political official or to a candidate for such a position if the intent of the gift is to induce the official or candidate to act in a manner that benefits the Company.

IMPROPER OR UNRECORDED PAYMENTS; EXCESSIVE GIFTS

Employees shall not make, facilitate or accept bribes, kickbacks or other improper payments, loans or gifts to or from government officials, customers, vendors, suppliers or other business contacts.  Employees also must not create or maintain secret or unrecorded funds or assets or make false or fictitious entries in the Company’s books or records so as to conceal such funds or assets.

Improper payments may be in the form of gifts or the provision of services, as well as money. Such payments remain improper whether made or received directly or indirectly, including arrangements which aid or abet others to make or receive an improper payment.

Improper payments include payments prohibited by law, such as payments of any kind to or from government or regulatory officials or payments which represent bribes, kickbacks, or payoffs to or from government officials, customers, vendors, suppliers or others with whom the Company does or seeks to do business. In addition, any payment that an employee falsely reports or intentionally does not report in accounting records is improper. Employees must immediately report all payments made or received, and they must include supporting documentation stating the purpose for such payments or receipts. Unrecorded, off-the-record payments or receipts are prohibited.

Employees should be aware that gifts or payments to government and regulatory officials may violate federal or state laws, even if given without intending to influence such official. As discussed regarding the Foreign Corrupt Practices Act, federal law also prohibits bribery of international as well as domestic government officials. Employees must immediately report to their supervisor, their designated Compliance Officer, the Compliance Committee or the Legal Department any request by a government or regulatory official for an improper payment.

Company policy also prohibits employees from giving or receiving excessive or uncustomary gifts or services to or from others with whom the Company does business or seeks to do business, regardless of whether such gifts or services constitute unlawful or otherwise improper payments. Additional information concerning this prohibition is included in the discussion of conflicts of interest.

The Company is legally required to collect sales tax in all states where it conducts business. Each state’s law varies in the requirements for collecting tax, ranging from different tax rates to varied taxable items. It is mandatory that the Company comply with the laws that the states have put into place. An employee shall never offer a customer the option or opportunity to ship a purchase in order to avoid paying sales tax.

The Point of Sale (POS) system has been programmed to collect the proper sales tax in each store and account for most tax exceptions. All employees shall abide by the rules set forth in the Company’s Sales Tax Policy. Failure to adhere to these rules will result in disciplinary action up to and including termination of employment.

FALSE STATEMENTS AND SCHEMES TO DEFRAUD

Employees shall not engage in any scheme to defraud any customer, supplier or other person or entity with whom the Company does business or seeks to do business.  In addition, employees are prohibited from wrongfully withholding or converting the property of others, making untruthful statements about the Company’s products and services, willfully concealing material facts from anyone with whom the Company does business or seeks to do business, and knowingly making commitments that the Company cannot fulfill.

These prohibitions are particularly critical when dealing with government officials. Employees shall not knowingly or willfully make or cause to be made oral or written false statements to government officials, or conceal or cause to be concealed material facts called for in a governmental report, application, filing, investigation or request for information. An employee can violate this policy and the law even if the employee does not personally make the false statement or conceal the material fact. For example, employees are prohibited from providing false information to any other employee or third party knowing that the information will be (or is likely to be) provided to the government. For additional information, please also see the policy described below concerning responses to inquiries from third parties.

THEFT OR MISUSE OF COMPANY PROPERTY

All employees shall protect the Company’s assets and ensure their efficient use.  All Company assets should be used for legitimate business purposes only.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  Employees shall not steal or misuse Company assets, provide any products to any person or entity not in accordance with established Company policy, or retain any uncustomary personal benefit from a customer, vendor, supplier or other person with whom the Company does business or seeks to do business.

Employee theft or misuse of Company property can take many different forms including, but not limited to: stealing the Company’s supplies, equipment or other property; misusing the Company’s equipment, such as telephones, computers, photocopy machines or telecopiers; misusing employee discounts; submitting falsified time sheets or expense reports; and using the Company’s proprietary information, trade secrets or other assets improperly or without proper authorization.

Because theft and misuse of Company property are serious offenses, employees must immediately notify the Human Resources Department, Loss Prevention, their designated Compliance Officer, the Compliance Committee, or an attorney in the Legal Department if they learn of or suspect such offenses by other employees. Strict disciplinary action, including possible termination, will be taken against any employee engaged in theft or abuse of Company property and, if warranted, against the employee’s supervisor and others in the employee’s chain of command.

For additional information, refer to the Code provisions below regarding e-mail, voice mail and the Internet and conflicts of interest.

WIRETAPPING, EAVESDROPPING AND TAPE RECORDING

The Company and its employees shall comply fully with all laws governing wiretapping, tape recording and other forms of electronic surveillance, and shall not sue any devise to record, monitor or listen to communications between others without the prior approval of the Legal Department, and without consent of all parties to the communications required under the law.

Without express permission from the Legal Department, employees may not use any electronic, mechanical or other device to listen to, monitor or record any oral or electronic communication. This includes, but is not limited to, the use of telephone extensions to overhear other individuals’ conversations. It also applies to any interception of electronic mail or other electronic communications.

RESPONDING TO INQUIRIES FROM THIRD PARTIES

Employees who are contact by government representatives, attorneys who do not represent the Company, the media, or other third parties inquiring about Company matters must immediately notify appropriate management personnel before attempting to respond to any written or verbal requests for information.

REQUESTS BY ATTORNEYS AND GOVERNMENT AGENTS

Employees who are contacted by attorneys, government agents (e.g., from the Department of Justice, the Federal Trade Commission, the Equal Employment Opportunity Commission, the Securities Exchange Commission, or other federal, state or local agencies), investigators, or other third parties concerning potential or actual litigation or investigations, whether or not the matter involves the Company, must immediately notify the Legal Department. Employees shall promptly refer any verbal or written requests for information, documents or testimony to the Legal Department. Immediate reporting to the Legal Department is particularly critical when requests are made in the form of a summons, subpoena, order to show cause, or other document legally requiring that an appearance be made or a response be given. The original legal document must be sent immediately to the Legal Department.

Employees must also report to the Legal Department any inquiries or requests from attorneys who are not affiliated with the Company, even if litigation is not pending or threatened. The Legal Department will assess the situation, advise employees and determine the appropriate response.

REQUESTS FOR INSPECTIONS OF PREMISES

Government agencies (e.g., occupational safety and health agencies, customs officials or taxing authorities) and building code enforcement officials periodically may seek to inspect Company premises. The manager of the relevant facility, or an alternate designee in his or her absence, should be prepared to handle such inspections. The manager should ask the visitor seeking to conduct an official inspection to produce credentials and to cite the statutory authority for the inspection. The inspector should be asked to state the specific purpose of the inspection, the matters to be investigated, and the persons to whom the inspector wishes to speak.

If the inspection is unannounced and is not a routine one (such as an annual licensing inspection), the visitor should be told that Company policy requires you to contact the Legal Department, and he or she should be invited to wait until a Company attorney authorizes the inspection.

CONTACTS WITH THE MEDIA AND THE FINANCIAL COMMUNITY

The Company has a legal responsibility to provide its shareholders and the public with periodic reports concerning its financial condition (e.g., annual reports and quarterly earnings statements) and to issue periodic press releases with regard to important corporate developments. To ensure that all such reports and press releases concerning the Company are supplied to the public in an authoritative and consistent manner, no employees are to provide such information to anyone outside the Company without the prior approval of the Company’s Chief Financial Officer, Vice President of Finance, or General Counsel.

Only the Chief Executive Officer, the Chief Financial Officer, the Vice President of Finance, and the General Counsel are authorized to respond to requests for copies of public reports, including financial reports filed with the Securities and Exchange Commission, reports regarding meetings with members of the financial community and previously issued press releases. Employees are to refer any such requests to the Chief Financial Officer, Vice President of Finance or General Counsel.

Additionally, no one other than employees authorized by the Company’s Chief Executive Officer, Chief Financial Officer, or Vice President of Finance may respond to inquiries made by the media, investment analysts or other third parties (e.g., financial writers or editors) concerning the Company or any of its subsidiaries or divisions. This includes inquiries concerning finances, operations, marketing plans, industry issues, litigation or investigations. Such inquiries must be referred to the Vice President of Finance or the Chief Financial Officer, who will decide whether or not to provide the requested information. In addition, no employee is to issue a press release to the general, financial or trade media without the approval of the Vice President of Finance.

Officers and employees who are authorized to discuss matters disclosed in the Company’s published statements or publicly filed reports should limit their discussion to the information contained in the printed report, and should refer any inquiries for additional information to the Vice President of Finance or the Chief Financial Officer.

ADVERTISING

Employees shall not create, approve or disseminate any advertising or promotional materials that are false or deceptive, are not adequately substantiated, or otherwise violate applicable laws and regulations.

Fair and accurate advertising and sales practices are critically important in preserving the Company’s goodwill and reputation with its customers and the general public. Federal and state laws, Federal Trade Commission regulations, and Company policy prohibit false, misleading or deceptive advertising and related activities in the promotion and sale of products sold or offered by the Company. Therefore, all advertising claims and other representations to customers and potential customers must be truthful and have a reasonable basis. In addition, all advertising claims made in any print or non-print medium, including, for example, catalogues, brochures, posters, newspapers, magazines, radio, television, e-mail or the Internet, must be substantiated before publication or dissemination.

Because the Company holds a prominent position in the retail industry, the conduct of the Company and its representatives may be subjected to higher scrutiny than some of its competitors. While this does not prevent the Company from competing vigorously, it does mean that employees should be particularly sensitive to the consequences of their competitive conduct, including even casual remarks made to vendors, distributors, suppliers, customers or competitors. As a general rule, employees must avoid all advertising claims, representations or conduct that could be characterized as unfair, deceptive, or coercive.

Deceptive advertising, misrepresentations and unfair or coercive conduct are serious matters that consumers readily understand. Such conduct can damage the Company’s reputation, nullify the Company’s efforts to promote consumer goodwill, and subject the Company and individuals to civil and criminal liability.

In addition to the general requirement that all advertising and promotional claims must be truthful and not misleading, there are laws and regulations that apply to particular types of advertising and/or the advertisement of specific products or services. Employees involved in the preparation or publication of advertising must seek advice from the Legal Department regarding specific laws and regulations before disseminating advertising claims.

RECORD KEEPING

Employees must accurately prepare all Company records to fairly reflects its transactions, assets and liabilities, and must maintain and safeguard such records and supporting documentation in accordance with the Company’s policies and procedures and applicable legal and accounting requirements.

PREPARATION OF RECORDS

The law requires the Company to keep books, records, and accounts which accurately and fairly reflect all transactions, disposition of assets and all other events that are the subject of specific regulatory record keeping requirements (e.g., generally accepted accounting principles and other applicable rules, regulations, and criteria for preparing financial statements). In addition, the Company must maintain records of all of its assets and liabilities. Under no circumstances may there be any unrecorded fund or asset of the Company, regardless of the purposes for which the fund or asset may have been intended, or any improper or inaccurate entry knowingly made on the books and records of the Company.

No payment on behalf of the Company may be approved or made with the intention, understanding, or awareness that any part of the payment is to be used for any purpose other than that described by the documents supporting the payments. All receipts and disbursements must be fully and accurately described on the books and records of the Company and must be supported by appropriate documentation properly describing the purposes thereof.

RETENTION OF RECORDS

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. These statutes apply to records in any form, including e-mail messages, electronic and recorded data, as well as hard copies of documents. In consideration of those legal requirements and the Company’s business needs, the Company’s record retention policies set forth the appropriate retention periods for the types of records created and received by each business unit or subsidiary.

In addition to the applicable statutory requirements, the existence of pending or threatened litigation, investigations or subpoenas may require that certain information and records be retained for longer than the law and the Company’s record retention policies require. Accordingly, the Legal Department will issue notices regarding such matters as they arise and will instruct that certain categories of documents not be discarded until the matter is resolved.  It is a violation of law to conceal, alter or destroy records that are subject to a subpoena or may be evidence in a pending or threatened lawsuit or investigation.

Unless the Legal Department has issued a notice of a pending matter requiring the continued retention of certain documents, all records in any form are to be permanently discarded at the end of the period set forth in the record retention policy applicable to the relevant subsidiary or business unit of the Company.

E-MAIL, VOICE MAIL AND THE INTERNET

The Company encourages the use of electronic mail and voice mail because these methods of communication are efficient and effective.  It also encourages the sue of the Internet as a valuable source of information about our vendors, suppliers, business partners and competitors.  However, employees must ensure that electronic mail, voice mail and the Internet are used appropriately, understand that messages sent or received and data gathered are not private, compose messages with care and retain them only as long as necessary.

APPROPRIATE USE

E-mail, voice mail and the Internet must be used responsibly and are intended for business purposes only. Although personal use of electronic communication systems may be understandable and acceptable at times, this is a privilege that the Company reserves the right to control and monitor.

Under no circumstances may e-mail, voice mail or the Internet be used for any illegal, immoral, or unethical purpose, or for any other purpose that violates the Code or may lead to liability or cause harm to the Company. The Internet, in particular, also may not be used for transmitting, retrieving or storing any communications of an obscene, discriminatory, harassing, or otherwise inappropriate nature. The Company retains the sole right to determine whether or not employees are using these methods of communication properly.

All files downloaded from the Internet are subject to the limitation of copyright laws and policy. This means that such files may not be further copied, distributed or forwarded to anyone except as expressly permitted by the copyright owner or with the prior approval of the Legal Department. The Company’s copyright policy is described in the Copyright Compliance section of the Code.

Each outgoing Internet e-mail message is identified as originating with the Company or one of its divisions or subsidiaries. As a result, like other official communications, e-mail messages sent via the Internet must responsibly represent the Company.

Employees must not post confidential or sensitive Company information on the Internet, including websites, news groups, chat rooms, and other similar locations. Employees shall not develop or establish websites using the Company’s name or any of it’s trademarks without proper authorization.

PRIVACY

All telephone and computer equipment and the data, documents and messages stored on them are the property of the Company. With the Legal Department’s express approval, the Company reserves the right to monitor and review any e-mail or voice mail messages created, received or maintained on Company property. The Company also reserves the right to review employee use of the Internet.  Employees shall have no expectation of privacy in the use of

e-mail, voice mail, or the Internet when using Company equipment and/or resources.

Employees also should be cautious when sending e-mail messages over the Internet because such messages are subject to potential unauthorized interception. Therefore, employees should not transmit confidential, proprietary or sensitive information via the Internet. Such information includes non-public Company information or other personal or confidential material.

Finally, voice mail and e-mail messages (including messages sent via an internal e-mail system as well as those sent over the Internet) are subject to disclosure to third parties in the course of litigation or investigation. Indeed, because messages can be recreated even after they are erased, even deleted messages are subject to disclosure.

CREATION AND RETENTION OF MESSAGES

Because e-mail and voice mail messages are not private and may be subject to interception or disclosure to third parties, it is critical to compose them as carefully and professionally as you would handwritten letters, inter-office memoranda or any written document. The nearly instantaneous nature of electronic messages may make such communications seem less concrete than a piece of paper, but this is not the case. Every e-mail message can be printed by an employee or any recipient, and every message is likely to be stored in numerous places (including on the employee’s own computer, the system server, the recipients’ computers, and back up tapes) for indefinite lengths of time. As noted above, e-mail messages can be recreated even after they are deleted. Consequently, employees should be conscientious about what they write in e-mail and professional in the manner in which they write it.

It also is critical to retain messages only as long as necessary. Generally, voice mail messages should be deleted immediately after listening to them, and e-mail messages should be deleted within 120 days of the date that it was sent or received. Records that need to be maintained for longer than 120 days should be saved in a format other than e-mail. E-mail over 120 days old will be automatically deleted. Advance notice will be communicated within Lotus Notes prior to deletion.

CONFLICTS OF INTEREST

Employees must not occupy positions or become involved in situations that place them in a conflict of interest with the Company.  This includes accepting gifts from, working for, owning an interest in, or using confidential information of a vendor, supplier, customer or competitor of the Company.  Even the appearance of a conflict of interest can be detrimental to the Company and must be avoided.

A conflict of interest arises when an employee engages in any activity that detracts from or interferes with the employee’s objectivity, effectiveness, duty of loyalty, and timely performance of services for the Company. A conflict of interest also arises when an employee or a member of the employee’s family has a financial or other interest which might influence the employee’s judgment on behalf of the Company. The Company construes the phrase “member of the employee’s family” broadly to include at least an employee’s spouse, domestic partner, child, spouse or domestic partner of a child, parent, in-law, sibling, dependent, aunts, uncles, or any adult sharing the employee’s residence.

Conflicts of interest can arise in many situations. For example, an employee has a conflict if he or she operates or has a financial interest in an enterprise, or has a family member who operates or has a financial interest in an enterprise, in the same industry as one in which the Company is engaged. An employee also has a conflict if he or she, or a member of his or her family, purchases goods or services from a supplier of the Company at less than retail price (other than the normal discount available to all employees of the Company or to the general public). In addition, an employee has a conflict if he or she, or a member of his or her family, may benefit from the employee’s position at the Company’s expense.

Loans and/or guarantees for any financial obligations granted to any employee, including but not limited to officers and directors are of special concern and must be disclosed to and approved by the Board of Directors.

In general, no employee should: (a) accept a gift from; (b) be employed by, consult, serve as a director, volunteer or otherwise render services to; (c) own or have an ownership interest in; (d) be a creditor of; or (e) obtain confidential information for personal benefit from any person, firm or entity that supplies goods or services to, purchases goods or services from, or is a competitor of the Company, its subsidiaries or affiliates. The only exceptions to this general rule are that it is not a conflict for employees to own insubstantial amounts of stock in publicly-held companies with whom the Company does business or competes, or to accept non-cash gifts and/or entertainment more specifically described below.

Employees, officers and directors are also prohibited from (a) taking for themselves personally opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

GIFTS

Employees are prohibited from soliciting gifts, gratuities, or any other personal benefit or favor of any kind from vendors or potential vendors. Gifts include not only merchandise and products, but also personal services, theater tickets, tickets for sports events, and any other tangible or intangible items, services or favors that are valuable and not available to all employees on an equal basis. Except as provided below, employees are discouraged from accepting unsolicited gifts, and are prohibited from accepting gifts of money and gifts in any form which would induce or obligate them to give special consideration to the person or company making the gift.

During any calendar year, employees may accept unsolicited, non-monetary gifts provided: (1) they are items of nominal intrinsic value ($150.00 or less in aggregate retail value); or (2) they are product samples, clearly marked with company or brand names, and distributed to a large group of our employees on an equal basis. Any gift of more than nominal intrinsic value must be reported to Marita O’Dea, Lee Roever or Nina Fabian in the Human Resources Department to determine whether it can be accepted. Whether or not the gift is accepted, employees should tactfully discourage the person or company making the gift from making similar gifts in the future.

ENTERTAINMENT

Employees shall not encourage or solicit entertainment from any individual or company with whom our Company does business. Entertainment includes, but is not limited to, activities such as dinner parties, theater parties and sports events. From time to time, employees may accept unsolicited entertainment, but only under the following conditions:

(1) the entertainment occurs infrequently;

(2) the entertainment arises out of the ordinary course of business;

(3) the entertainment involves reasonable, not lavish, expenditures (the amounts involved should be ones employees are accustomed to spending normally for their own business or personal entertainment);

(4) the entertainment takes place in settings that also are reasonable, appropriate and fitting to our employees, their hosts and the business at hand; and

(5) the employee is not tempted to give and does not feel obligated to give to the individual or company providing the entertainment any special consideration.

An employee who becomes involved in a situation that creates a conflict of interest, or the appearance of one, should notify his or her supervisor and seek guidance from the Compliance Committee or the Legal Department. The Company ordinarily will expect the conflict of interest to be eliminated, but there are occasions when apparent conflicts may be acceptable depending upon all of the circumstances. The Company reserves the right to take all necessary actions to eliminate any such conflict in its sole discretion.

DRUG AND ALCOHOL USE AND TESTING

It is the Company’s intention to provide a safe and productive work environment for all of its employees.  Drug and alcohol use threaten the safety and productivity of the work environment.

While working on Company premises, employees shall not use, possess, sell, distribute, purchase or be under the influence of illegal narcotics or other controlled substances (unless pursuant to a current, valid prescription issued by a medical professional). Any employee convicted of improper use, possession or dealing in narcotics or other controlled substances may be discharged immediately. Off the job illegal drug use also may subject employees to discipline if such use could adversely affect job performance or jeopardize Company interests or the safety of other employees or the public.

In addition, the unauthorized use or being under the influence of alcoholic beverages while on the job may subject employees to disciplinary action up to and including immediate termination of employment. An employee whose job requires the operation of a motor vehicle and who is convicted for driving under the influence of alcohol will be immediately discharged.

The Company encourages employees who may have a problem with or who are dependent upon drugs and/or alcohol to use the Company’s Employee Assistance Program (“EAP”) at 1-800-445-8988, which is intended to assist employees with personal problems. Information regarding the EAP is available from the Human Resources Department.

An employee whose job performance or behavior indicates that he or she may be unfit for duty shall not be permitted to work. If allowed under applicable state laws, the Company may require a medical examination by a doctor, including diagnostic tests, as a condition of continued employment. If use of drugs or alcohol is substantiated, disciplinary action may be imposed. Refusal to consent to such tests will force the Company to determine the appropriate discipline based on information available to it and without the benefit of potentially exculpatory test results.

ENVIRONMENTAL COMPLIANCE

Employees must conduct the Company’s business in a manner that reduces potential adverse environmental impacts, enhances conservation of energy and natural resources, and complies in all respects with applicable laws designed to protect the natural and workplace environment.

Employees shall abide by all applicable environmental laws and regulations, and must not authorize, direct, approve, or condone violations of those laws or regulations by any other person. Employees also must not knowingly enter any false information on any governmental environmental form, on any monitoring report, or in response to any request for environmental information from any governmental agency.

Violation of environmental laws or regulations can have serious consequences for the Company and for the individuals involved. The Company and individual employees may be liable not only for the costs of cleaning up pollution resulting from the Company’s activities, but also for significant penalties. Violations of environmental laws can subject the Company to civil penalties of tens of thousands of dollars per day. In egregious situations, very large criminal fines and imprisonment of individual employees may also be imposed.

IMPLEMENTATION OF THE CODE

THE COMPLIANCE COMMITTEE

The Company’s General Counsel is the Chairman of the Compliance Committee, with ultimate responsibility for all matters overseen or addressed by the Committee, including the Company’s compliance with applicable laws and the Code. The General Counsel has appointed several officers of NMG to serve on the Compliance Committee, as listed in Appendix 1. In consultation with management, the Compliance Committee has appointed Compliance Officers for each operating division and subsidiary of the Company who are accessible at a local level and to whom employees may address questions and report violations.

DISSEMINATION OF INFORMATION

All employees receive a copy of the Code and are required to sign a Certification representing that they have received and reviewed it, understand their obligation to comply with the Code’s requirements and to report any violations. Periodically, employees may be asked to re-certify their understanding and compliance with the Code. Signed Certifications are submitted to the appropriate Human Resources Department for inclusion in the employee’s personnel file.

The Company retains the right to update, amend, or modify the Code at any time without prior notice. The Compliance Committee and Compliance Officers are available to answer all employee questions concerning the meaning and application of the Code and its related policies. Employees also may ask their supervisors to relay questions or concerns to a Compliance Officer, a member of the Compliance Committee, or to the Legal Department.

TRAINING AND EDUCATION

The Compliance Committee oversees and coordinates the training of designated employees regarding the Code and its policies. The Legal Department may conduct periodic compliance meetings and distribute guidelines to further educate employees regarding the Code’s contents.

The Code summarizes certain key laws, policies and ethical principles under which difficulties may arise so that an employee can bring possible problems to the Company’s attention before illegal or unethical activities occur. The Company recognizes, however, that the materials contained in the Code and those distributed to supplement the Code cannot possibly anticipate all potential problems that employees may encounter. To a significant extent, the Company must rely upon each individual employee to act with integrity, to use his or her best judgment, to seek guidance when necessary and to do the right thing in any given situation.

DISCIPLINE FOR VIOLATIONS

Employees are expected to follow the letter and the spirit of the law and the Code. Supervisors are responsible for the behavior of employees under their direction and control.

The Company will follow whatever procedures and take whatever disciplinary action it deems appropriate under the particular circumstances. In addition to disciplinary action that the Company may impose in the ordinary course of conducting its business, the Code provides specific disciplinary guidelines. Under the Code, disciplinary action up to and including termination of employment may be taken against the following:

•	Employees who authorize or participate directly in actions that violate the law or the Code;
•	Employees who fail to report a violation of the law or the Code, or who withhold relevant and material information concerning a violation of which they are aware or should be aware;

•	The violator’s supervisor(s), to the extent that the circumstances of the violation reflect inadequate supervision or lack of diligence by the supervisor(s);

•	Employees who attempt or encourage others to retaliate, directly or indirectly, against individuals who report violations of the law or the Code; and

•	Employees who submit reports of violations or suspected violations which the employees know or should know are false.

INVESTIGATING AND RESPONDING TO ALLEGATIONS OF VIOLATIONS

All reported violations of the law or the Code will be investigated promptly and will be treated confidentially to the extent reasonable and possible under the circumstances. The Compliance Committee coordinates all investigations of wrongdoing and confers with Company management regarding any recommended corrective action.

Employees are expected to cooperate in the investigation of alleged violations of the law or the Code. It is imperative, however, that employees not conduct even a preliminary investigation of any possible violations without first obtaining the approval of the Compliance Committee. Investigations may raise complicated legal issues, and if conducted without the approval, advice and supervision of the Compliance Committee could result in adverse consequences.

RETENTION OF OUTSIDE LEGAL COUNSEL

Periodically, the Company will retain outside counsel to provide advice regarding legal compliance, assist in conducting internal investigations, or represent the Company in litigation or governmental investigations. Only the Legal Department may decide when to retain outside counsel to represent or to advise the Company, and it will select, hire and supervise outside counsel.  No one other than the Legal Department may retain outside counsel with respect to any Company matter.

THE NEIMAN MARCUS GROUP, INC.

CODE OF ETHICS AND CONDUCT

CERTIFICATION

I have received The Neiman Marcus Group, Inc.’s Code of Ethics and Conduct (the “Code”). I have read the Code, understand its contents, and have complied with it at all times.  Furthermore, I agree to comply with it at all times while employed by the Company.  I acknowledge that the Code is a statement of legal and ethical principles and of individual and business conduct. It is not an employment contract between me and the Company, and does not change my at-will employment status. I understand that my failure to comply with the Code or other Company policies may subject me to disciplinary action, up to and including the immediate termination of my employment.

I further understand my responsibility to report violations of the Code, potential violations of the Code, and violations of any laws and that I should report such matters to my supervisor, any attorney in the Legal Department, my designated Compliance Officer, the Compliance Committee, or Associate Relations.

The Company reserves the right to update, amend or modify the Code at any time without prior notice.

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Please return this form to your Department Manager or Human Resources Department.